EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact : Laura J. Wakeley
717-291-2739
Fulton Financial reports first quarter earnings
     (April 17) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $41.1 million for the first quarter ended March 31, 2007, a 6.3 percent decrease from the same period in 2006. Diluted net income per share for the quarter decreased to 24 cents, a 4.0 percent decrease from the 25 cents reported in 2006. Total assets at March 31, 2007 were approximately $14.7 billion.
     As previously disclosed, the Corporation recorded a $5.5 million contingent loss during the first quarter of 2007 related to losses that may be incurred due to the repurchase of residential mortgage loans and home equity loans that had been originated and sold in the secondary market. In addition, the Corporation recorded a $3.4 million interest income recovery related to a previously charged off commercial mortgage loan. The net effect of these two items was a $0.01 decrease in diluted net income per share for the quarter ended March 31, 2007.
     “Although the continued difficult operating environment in combination with the mortgage-related charges we announced earlier negatively impacted our first quarter results, we continue to focus on productivity improvements and on reducing overhead to position the corporation solidly for the future. Resources are being allocated to areas where we anticipate the best returns. These areas include new branches to ensure continued organic growth and technology to make sure we efficiently deliver competitive financial products to our customers,” said R. Scott Smith Jr., Chairman, Chief Executive Officer and President. “Also, our loan portfolios continue to perform very well, with net charge-offs at historic lows”.
     Loans, net of unearned income, increased $729.5 million, or 7.5 percent, to $10.4 billion at March 31, 2007, compared to $9.7 billion at March 31, 2006. The increase was realized mainly in commercial loans, which grew $357.5 million, or 13.1 percent, and commercial mortgages, which increased $237.5 million, or 7.9 percent.
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Page 2 . . . Fulton Financial reports first quarter earnings
     Non-performing assets were 0.40 percent of total assets at March 31, 2007, compared to 0.39 percent at December 31, 2006 and 0.35 percent at March 31, 2006. Annualized net recoveries for the quarter ended March 31, 2007 were less than one basis point as a percentage of average total loans, compared to annualized net charge-offs of 0.06 percent for the quarter ended December 31, 2006 and 0.03 percent for the quarter ended March 31, 2006. The provision for loan losses decreased $43,000, or 4.3 percent, for the first quarter of 2007, as compared to the same period in 2006.
     Total deposits increased $281.7 million, or 2.8 percent, to $10.2 billion at March 31, 2007, compared to $10.0 billion at March 31, 2006. Time deposits increased $513.2 million, or 12.9 percent, offset by a $231.5 million, or 3.9 percent, decrease in demand and savings deposits.
     Net interest income for the quarter increased $6.7 million, or 5.9 percent, compared to the first quarter of 2006. Approximately $4.5 million of this increase resulted from a full quarter contribution of The Columbia Bank (Columbia) in 2007 as compared to two months in 2006. Columbia was acquired on February 1, 2006.
     In comparison to the fourth quarter of 2006, net interest income was essentially unchanged. During the first quarter of 2007, interest recoveries on non-accrual loans totaled $3.7 million, mainly due to the aforementioned commercial account. This compares to recoveries of $480,000 in the fourth quarter of 2006 and $490,000 in the first quarter of 2006. The Corporation’s net interest margin was 3.74 percent for the first quarter of 2007, 3.68 percent for the fourth quarter of 2006 and 3.88 percent for the first quarter of 2006. Interest recoveries and other nonrecurring items added approximately 11 basis points to the net interest margin for the quarter, compared to approximately four basis points in the fourth quarter of 2006.
     Other income, excluding investment securities gains, increased $3.3 million, or 9.8 percent, in the first quarter of 2007 compared to the same period in 2006. Columbia contributed $560,000 to the increase in other income. The remaining $2.7 million increase resulted primarily from gains on the sale of real estate and increases in other service charges and fees. Compared to the fourth quarter of 2006, other income, excluding security gains, decreased $1.2 million, or 3.0 percent, primarily due a decrease in gains on sales of fixed assets, as well as decreased service charges on deposit accounts.
     Other expenses increased $12.9 million, or 14.6 percent, compared to the first quarter of 2006, to $100.9 million. Columbia added $3.5 million to the increase in other expenses. The remaining increase of $9.4 million resulted from the $5.5 million contingent loss and an increase in salaries and employee benefits. Compared to the fourth quarter of 2006, other expenses increased $6.1 million, or 6.5 percent.

Page 3 . . . Fulton Financial reports first quarter earnings
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates more than 260 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Resource Bank, Virginia Beach, VA; Somerset Valley Bank, Somerville, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.
     Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.
Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.
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2007